CONTACT:	Rusty Cloutier or Jim McLemore
TELEPHONE:	(337) 237-8343
RELEASE DATE:	October 27, 2009

MidSouth Bancorp, Inc. Reports Third Quarter 2009 Earnings
Lafayette, La.

Lafayette, La. October 27, 2009  MidSouth Bancorp, Inc. (NYSE Amex: MSL) today reported net income available to common shareholders of $1,132,000 for the third quarter ended September 30, 2009, an increase of 153.8% over net income available to common shareholders of $446,000 reported for the second quarter of 2009, and a decrease of 39.0% below net income available to common shareholders of $1,857,000 reported for the third quarter of 2008.  Diluted earnings per common share for the third quarter of 2009 were $0.17 per share, an increase of 142.9% above the $0.07 per common share for the second quarter of 2009, and a decrease of 39.3% from the $0.28 per common share for the third quarter of 2008.  Beginning the first quarter of 2009, the Company recorded dividends on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) issued to the U. S. Department of the Treasury on January 9, 2009 under the Capital Purchase Plan.  Dividends recorded on the Series A Preferred Stock reduced net income available to common shareholders by $299,000 for the third and second quarters of 2009 and $277,000 for the first quarter of 2009.

For the nine months ended September 30, 2009, net income available to common shareholders totaled $2,534,000, a 43.3% decrease from net income available to common shareholders of $4,473,000 for the first nine months of 2008.  Dividends recorded on the Series A Preferred Stock reduced net income available to common shareholders by $875,000 for the nine months ended September 30, 2009.  Diluted earnings per common share were $0.38 for the first nine months of 2009, compared to $0.67 for the first nine months of 2008.

The Company’s total assets ended the third quarter of 2009 at $947.8 million, a 3.4% increase over the $916.5 million in total assets recorded at September 30, 2008.  Deposits remained relatively flat, totaling $772.1 million as of September 30, 2009, compared to $771.1 million on September 30, 2008.  Total loans were $588.6 million, an increase of $9.1 million, or 1.6%, over the $579.5 million reported as of September 30, 2008.  Loans grew $29.5 million in the fourth quarter of 2008, but decreased $20.4 million in the nine months ending September 30, 2009 as commercial customers used cash flows to pay down debt and continued economic concerns stemmed loan production in both commercial and retail credits.

C. R. “Rusty” Cloutier, President and Chief Executive Officer, commenting on third quarter 2009 results noted,
“Many of our commercial customers went through hard times in the late ‘80’s and the experience made them cautious.  Many have communicated to us that they are in a “wait and see” mode, delaying expansion projects until they have a greater comfort level with economic conditions.  This “wait and see” mode has equated to a decrease in our loan portfolio during 2009.  We’re ready to lend to our customers, but they’re not ready to borrow.”

In prior-year quarterly comparison, third quarter 2009 net earnings before dividends on Series A Preferred Stock totaled $1,431,000, a decrease of $426,000 below the $1,857,000 earned in the third quarter of 2008.  Third quarter 2009 earnings were impacted by a $1.0 million provision for loan losses compared to $500,000 in the third quarter of 2008.  Quarterly revenues for the Company, defined as net interest income and non-interest income, decreased $133,000 primarily due to margin compression as earning asset yields continued to decline.  Non-interest expenses increased $91,000, as increased salaries and benefit costs and FDIC premiums were partially offset by decreases in other non-interest expense categories.  Third quarter 2009 earnings were positively impacted by a $298,000 reduction in tax expense due to the effect of lower pre-tax profits combined with sustained tax exempt income levels and certain federal tax credits.

In linked-quarter comparison, net earnings before dividends on Series A Preferred Stock increased $686,000, primarily due to the $2.1 million provision for loan losses recorded in the second quarter of 2009 compared to the $1.0 million provision recorded for the third quarter of 2009.  Net interest income increased $10,000 in linked-quarter comparison and non-interest income increased $114,000, primarily due to a higher volume of insufficient funds transactions on deposit accounts.  Non-interest expense increased $194,000, primarily due to increases of $233,000 in salary and benefit costs, $119,000 in expenses on other real estate owned and other assets repossessed, and $87,000 in provisions for unfunded loan commitments.  Additionally, data processing expenses increased $71,000 and marketing costs increased $62,000 in linked-quarter comparison.  These increases were partially offset by a $424,000 decrease in FDIC insurance premiums, from $752,000 in the second quarter of 2009 to $328,000 in the third quarter of 2009.  During the second quarter of 2009, the Company accrued for a special assessment as required by the FDIC.

In year-to-date comparison, net earnings before dividends on Series A Preferred Stock decreased $1,064,000 primarily due to a $1,545,000 increase in provisions for loan losses and a $1,101,000 increase in non-interest expense in 2009.  The increases in provisions for loan losses and non-interest expense were partially offset by an $811,000 improvement in net interest income and a $784,000 reduction in income tax expense.   Included in the $1,101,000 increase in non-interest expense, is a $1,017,000 increase in FDIC premiums, a $485,000 increase in salaries and benefits costs, and a $635,000 increase in occupancy expense.  Significant decreases in other non-interest expense categories, including $737,000 in marketing costs and $223,000 in data processing expenses, reduced the impact of the increased FDIC premiums in year-to-date comparison.  Income tax expense decreased $784,000 due to the effect of certain federal tax credits combined with lower pre-tax profits and sustained tax exempt income levels.

Asset Quality. Nonaccrual loans totaled $15.5 million as of September 30, 2009, compared to $8.1 million as of September 30, 2008 and $15.7 million at June 30, 2009.  Of the $15.5 million at September 30, 2009, $12.6 million, or 81.3%, represented two large commercial real estate loans in the Baton Rouge market.  Loans totaling approximately $588,000 were placed on nonaccrual during the third quarter of 2009, many of which were smaller consumer credits.  Loans past due 90 days or more totaled $1.6 million at September 30, 2009, an increase of $411,000 over the $1.2 million reported for September 30, 2008 and an increase of $809,000 from the $791,000 at June 30, 2009.  Total nonperforming assets to total assets were 1.90% for the third quarter of 2009, compared to 1.13% for the third quarter of 2008 and 1.89% for the second quarter of 2009.

With respect to the $12.6 million in the two large commercial real estate loans in Baton Rouge that are nonaccrual, $4.2 million is related to a national participation loan.  In the third quarter of 2009, an additional $400,000 was charged off on the loan, bringing the total charged off in 2009 to $ 1.5 million.  The loan will be a long term work-out based on actions taken by the lead bank.  The second loan is an $8.4 million commercial real estate loan in the Baton Rouge market funded for construction of a condominium complex.  As part of a work-out plan, the units are now being leased as apartments, with 67% of the units under lease agreements.

Allowance coverage for nonperforming loans was 46.82% at September 30, 2009, compared to 67.41% at September 30, 2008 and 48.85% at June 30, 2009.  Excluding the effect of the two large commercial real estate loans in the Baton Rouge market, allowance coverage for nonperforming loans was 213.23% at September 30, 2009, 277.22% at September 30, 2008, and 242.05% at June 30, 2009.  Annualized year-to-date net charge-offs were 0.83% of total loans for the third quarter of 2009 compared to 0.61% for the third quarter of 2008 and 0.90% for the second quarter of 2009.  The ALL/total loans ratio was 1.36% at September 30, 2009, 1.08% at September 30, 2008 and 1.35% at June 30, 2009.

Earnings Analysis

Net Interest Income.   Net interest income totaled $9,932,000 for the third quarter of 2009, a decrease of 1.2%, or $124,000, from the $10,056,000 reported for the third quarter of 2008.  The decrease in net interest income resulted primarily from a decrease of $1.1 million in interest income which exceeded a decrease of $1.0 million in interest expense.  The impact to interest income of a $21.4 million increase in the average volume of loans, from $572.7 million at September 30, 2008 to $594.1 million at September 30, 2009, was offset by a 75 basis point reduction in the average yield on loans in quarterly comparison.  The average yields on loans declined from 7.71% in the third quarter of 2008 to 6.96% in the third quarter of 2009 as New York Prime Rate (“Prime”) fell 175 basis points, from 5.00% to 3.25% during the same period.  A decrease in the volume of investment securities combined with decreases in yields on investment securities, federal funds sold and time deposits in other banks further reduced interest income in the third quarter of 2009 compared to 2008.

The decrease in interest expense in quarterly comparison resulted from a 63 basis point decrease in the average rate paid on interest-bearing liabilities, from 2.19% at September 30, 2008 to 1.56% at September 30, 2009.  The average volume of interest-bearing deposits remained relatively flat, while the average volume of retail repurchase agreements, included in securities sold under agreements to repurchase, increased $11.6 million in quarterly comparison.  The impact of decreased yields on average earning assets exceeded the decrease in yields on average interest-bearing liabilities and resulted in a 19 basis point decline in the taxable-equivalent net interest margin, from 5.01% for the third quarter of 2008 to 4.82% for the third quarter of 2009.

In linked-quarter comparison, net interest income remained consistent, with minimal changes in interest income and interest expense over the past quarter.   Interest income increased $2,000 despite a reduction in the average yield on earning assets from 6.15% at June 30, 2009 to 6.01% at September 30, 2009.  Lower yields on investment securities, federal funds sold and interest-bearing and time deposits in other banks reduced the average earnings assets yield.   With average loan volume declining slightly, cash flows from both the loan and investment securities portfolio were invested in lower yielding overnight funds and short-term certificates of deposit.   Interest expense decreased $8,000 in linked-quarter comparison due primarily to a 7 basis point decrease in the average rate paid on interest-bearing liabilities, from 1.63% to 1.56%.  Balance sheet and yield changes in linked-quarter comparison resulted in a 10 basis point decrease in the taxable-equivalent net interest margin, from 4.92% at June 30, 2009 to 4.82% at September 30, 2009.

In year-to-date comparison, net interest income increased $811,000 as interest expense decreased $4,797,000, offsetting a $3,986,000 decline in interest income.  Interest expense decreased primarily due to a 93 basis point reduction in the average rate paid on interest-bearing liabilities, from 2.56% at September 30, 2008 to 1.63% at September 30, 2009.  Additionally, the average volume of interest-bearing liabilities decreased $18.1 million in year-to-date comparison.  The decrease in interest income on average earning assets resulted primarily from a 109 basis point decline in the average yield earned on loans, from 8.06% at September 30, 2008 to 6.97% at September 30, 2009.  An average volume increase of $28.4 million in loans partially offset the impact of lower yields.  As a result, the taxable-equivalent net interest margin improved 7 basis points, from 4.89% for the nine months ended September 30, 2008 to 4.96% for the nine months ended September 30, 2009.

Non-interest income.  Non-interest income for the third quarter of 2009 totaled $3,972,000, or 0.2% below the $3,981,000 earned in the third quarter of 2008 and 3.0% above the $3,858,000 earned in the second quarter of 2009.  In prior-year quarterly comparison, a $43,000 increase in ATM and debit card fee income offset a $25,000 decrease in service charges on deposit accounts, including NSF fee income, and decreases in other non-interest income categories.

In linked-quarter comparison, a $158,000 increase in service charges on deposit accounts offset decreases in other non-interest income categories, including $64,000 in safe deposit box rental income assessed annually in June.

In year-to-date comparison, a $347,000 increase in ATM and debit card fee income was offset by decreases in other non-interest income categories, primarily income from a third-party investment advisory firm ($106,000), mortgage processing fees ($52,000), and a one-time payment received from VISA during the first quarter of 2008 ($131,000).  The one-time payment was related to VISA’s redemption of a portion of its Class B shares outstanding in connection with an initial public offering.  Income from service charges on deposit accounts remained flat in year-to-date comparison.

Non-interest Expense.  Non-interest expense increased $91,000 in prior-year quarterly comparison, primarily due to increases of $155,000 in FDIC premiums, $110,000 in salaries and benefits costs, $57,000 in provisions for unfunded loan commitments, and $56,000 in expenses on other real estate and other assets repossessed.  Increased non-interest expenses were partially offset by a $378,000 decrease in marketing costs.

In linked-quarter comparison, non-interest expense increased $194,000, as increases of $233,000 in salaries and benefits costs, $119,000 in expenses on other real estate owned and other assets repossessed, $87,000 in provisions for unfunded loan commitments, $71,000 in data processing expenses, and $62,000 in marketing costs were mostly offset by a $424,000 decrease in FDIC insurance premiums primarily due to a special assessment accrual in the second quarter of 2009.  The $233,000 increase in salaries and benefits costs resulted primarily from annual salary adjustments made in July 2009.

In year-to-date comparison, non-interest expense increased $1.1 million, as increases of $1,017,000 in FDIC premiums (including a special assessment), $635,000 in occupancy expense and $485,000 in salary and benefit costs exceeded expense reductions in other categories.  Expense reductions were recorded primarily in marketing costs ($737,000), data processing expenses ($223,000) and in education, travel and corporate development expenses ($198,000).  The decrease recorded in year-to-date comparison of data processing expenses resulted from conversion costs associated with the merger of our Texas bank charter into our Louisiana MidSouth Bank, N.A. charter in March of 2008.

About MidSouth Bancorp

MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, Louisiana, with 35 locations in Louisiana and Texas and more than 170 ATMs.  Through its wholly owned subsidiary, MidSouth Bank, N.A., the Company offers complete banking services to commercial and retail customers in south Louisiana and southeast Texas.  MidSouth Bank is community oriented and focuses primarily on offering commercial and consumer loan and deposit services to individuals and to small and middle market businesses.

Established in 1985, the Company has 28 offices extending along the Interstate 10 corridor in south Louisiana located in Lafayette (9), Baton Rouge (3), New Iberia (3), Lake Charles (2), Houma (2), Sulphur, Jeanerette, Jennings, Thibodaux, Larose, Opelousas, Breaux Bridge, Cecilia, and Morgan City.   Additionally, the Company has seven full-service offices in the southeast region of Texas, including Beaumont (3), Conroe, Houston, Vidor, and College Station.   It also has a mortgage loan center in Conroe.

MidSouth Bancorp’s common stock is traded on the New York Stock Exchange AMEX (NYSE Amex) under the symbol MSL.

Forward Looking Statements

The Private Securities Litigation Act of 1995 provides a safe harbor for disclosure of information about a company’s anticipated future financial performance.  This act protects a company from unwarranted litigation if actual results differ from management expectations.  This press release reflects management’s current views and estimates of future economic circumstances, industry conditions, the Company’s performance and financial results.  A number of factors and uncertainties could cause actual results to differ materially from anticipated results and expectations.  These factors include, but are not limited to, factors identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the captions “Forward Looking Statements” and “Risk Factors.”

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	For the Quarter Ended			For the Quarter Ended
	September 30,		%	June 30,	%
EARNINGS DATA	2009	2008	Change	2009	Change
Total interest income	$12,498	$13,635	-8.3%	$12,496	0.0%
Total interest expense	2,566	3,579	-28.3%	2,574	-0.3%
Net interest income	9,932	10,056	-1.2%	9,922	0.1%
Provision for loan losses	1,000	500	100.0%	2,100	-52.4%
Non-interest income	3,972	3,981	-0.2%	3,858	3.0%
Non-interest expense	11,326	11,235	0.8%	11,132	1.7%
Provision for income tax	147	445	-67.0%	(197)	-174.6%
Net income	1,431	1,857	-22.9%	745	92.1%
Dividends on preferred stock	299	-	100.0%	299	0.0%
Net income available to common shareholders	$1,132	$1,857	-39.0%	$446	153.8%

PER COMMON SHARE DATA
Basic earnings per share	$0.17	$0.28	-39.3%	$0.07	142.9%
Diluted earnings per share	$0.17	$0.28	-39.3%	$0.07	142.9%

Book value at end of period	$11.83	$10.65	11.1%	$11.28	4.9%
Market price at end of period	$13.20	$16.40	-19.5%	$16.80	-21.4%
Weighted avg shares outstanding
Basic	6,592,110	6,614,054	-0.3%	6,589,264	0.0%
Diluted	6,612,428	6,635,969	-0.4%	6,607,366	0.1%

AVERAGE BALANCE SHEET DATA
Total assets	$934,519	$916,628	2.0%	$926,878	0.8%
Earning assets	854,505	833,810	2.5%	845,272	1.1%
Loans and leases	594,050	572,675	3.7%	595,955	-0.3%
Interest-bearing deposits	584,933	587,053	-0.4%	575,103	1.7%
Total deposits	765,776	776,957	-1.4%	765,200	0.1%
Total common shareholders' equity	76,659	71,767	6.8%	76,200	0.6%
Total shareholders' equity (1)	96,738	71,767	34.8%	96,229	0.5%

SELECTED RATIOS	9/30/2009	9/30/2008		6/30/2009
Return on average assets	0.48%	0.81%	-40.7%	0.19%	152.6%
Return on average common equity	5.86%	10.29%	-43.1%	2.35%	149.4%
Average equity to average assets	10.35%	7.83%	32.2%	10.38%	-0.3%
Leverage capital ratio	10.62%	8.42%	26.1%	10.63%	-0.1%
Taxable-equivalent net interest margin	4.82%	5.01%	-3.8%	4.92%	-2.0%

CREDIT QUALITY
Allowance for loan losses as a % of total loans	1.36%	1.08%	25.9%	1.35%	0.7%
Nonperforming assets to total assets	1.90%	1.13%	68.1%	1.89%	0.5%
Annualized net YTD charge-offs to total loans	0.83%	0.61%	36.7%	0.90%	-7.3%

(1) On January 9, 2009, the Company participated in the Capital Purchase Plan of the U. S. Department of the Treasury, which added
$20 million in capital for the purpose of funding loans.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

BALANCE SHEET	September 30,	September 30,	%	June 30,	March 31,
	2009	2008	Change	2009	2009
Assets
Cash and cash equivalents	$62,585	$28,853	116.9%	$39,653	$36,981
Securities available-for-sale	218,795	222,478	-1.7%	204,918	212,515
Securities held-to-maturity	3,218	7,534	-57.3%	3,668	4,677
Total investment securities	222,013	230,012	-3.5%	208,586	217,192
Total loans	588,589	579,454	1.6%	596,114	597,209
Allowance for loan losses	(8,015)	(6,270)	27.8%	(8,039)	(7,802)
Loans, net	580,574	573,184	1.3%	588,075	589,407
Premises and equipment	39,049	40,349	-3.2%	39,580	40,219
Time deposits held in banks	16,023	15,000	6.8%	21,023	9,023
Goodwill and other intangibles	9,508	9,637	-1.3%	9,540	9,572
Other assets	18,078	19,467	-7.1%	17,737	20,697
Total assets	$947,830	$916,502	3.4%	$924,194	$923,091

Liabilities and Stockholders' Equity
Non-interest bearing deposits	$181,115	$190,770	-5.1%	$185,332	$198,803
Interest-bearing deposits	590,976	580,341	1.8%	577,320	570,625
Total deposits	772,091	771,111	0.1%	762,652	769,428
Securities sold under agreements to repurchase and other short term borrowings	55,366	54,041	2.5%	45,809	37,612
Junior subordinated debentures	15,465	15,465	-	15,465	15,465
Other liabilities	7,466	5,381	38.7%	6,470	6,875
Total liabilities	850,388	845,998	0.5%	830,396	829,380
Total shareholders' equity (1)	97,442	70,504	38.2%	93,798	93,711
Total liabilities and shareholders' equity	$947,830	$916,502	3.4%	$924,194	$923,091

(1) On January 9, 2009, the Company participated in the Capital Purchase Plan of the U. S. Department of the Treasury, which added
$20 million in capital for the purpose of funding loans.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	Three Months Ended			Nine Months Ended
INCOME STATEMENT	September 30,		%	September 30,		%
	2009	2008	Change	2009	2008	Change

Interest income	$12,498	$13,635	-8.3%	$37,788	$41,774	-9.5%
Interest expense	2,566	3,579	-28.3%	7,808	12,605	-38.1%
Net interest income	9,932	10,056	-1.2%	29,980	29,169	2.8%
Provision for loan losses	1,000	500	100.0%	4,100	2,555	60.5%
Service charges on deposit accounts	2,736	2,761	-0.9%	7,700	7,693	0.1%
Other charges and fees	1,236	1,220	1.3%	3,660	3,680	-0.5%
Total non-interest income	3,972	3,981	-0.2%	11,360	11,373	-0.1%
Salaries and employee benefits	5,505	5,395	2.0%	16,257	15,772	3.1%
Occupancy expense	2,287	2,283	0.2%	6,916	6,281	10.1%
FDIC premiums	328	173	89.6%	1,380	363	280.2%
Other non-interest expense	3,206	3,384	-5.3%	9,171	10,207	-10.1%
Total non-interest expense	11,326	11,235	0.8%	33,724	32,623	3.4%
Income before income taxes	1,578	2,302	-31.5%	3,516	5,364	-34.5%
Provision for income taxes	147	445	-67.0%	107	891	-88.0%
Net income	1,431	1,857	-22.9%	3,409	4,473	-23.8%
Dividends on preferred stock	299	-	100.0%	875	-	100.0%
Net income available to common shareholders	$1,132	$1,857	-39.0%	$2,534	$4,473	-43.3%

Earnings per common share, diluted	$0.17	$0.28	-39.3%	$0.38	$0.67

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

INCOME STATEMENT	Third	Second	First	Fourth	Third
QUARTERLY TRENDS	Quarter	Quarter	Quarter	Quarter	Quarter
	2009	2009	2009	2008	2008
Interest income	$12,498	$12,496	$12,794	$13,699	$13,635
Interest expense	2,566	2,574	2,668	3,480	3,579
Net interest income	9,932	9,922	10,126	10,219	10,056
Provision for loan losses	1,000	2,100	1,000	2,000	500
Net interest income after provision for loan loss	8,932	7,822	9,126	8,219	9,556
Total non-interest income	3,972	3,858	3,530	3,755	3,981
Total non-interest expense	11,326	11,132	11,266	11,352	11,235
Income before income taxes	1,578	548	1,390	622	2,302
Income taxes	147	(197)	157	(442)	445
Net income	1,431	745	1,233	1,064	1,857
Dividends on preferred stock	299	299	277	-	-
Net income available to common shareholders	$1,132	$446	$956	$1,064	$1,857

Earnings per share, basic	$0.17	$0.07	$0.14	$0.16	$0.28
Earnings per share, diluted	$0.17	$0.07	$0.14	$0.16	$0.28
Book value per share	$11.83	$11.28	$11.28	$11.04	$10.65
Return on average common equity	5.86%	2.35%	5.13%	6.02%	10.29%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

COMPOSITION OF LOANS	September 30,	September 30,	%	June 30,	March 31,
	2009	2008	Change	2009	2009

Commercial, financial, and agricultural	$196,436	$185,842	5.7%	$200,192	$202,315
Lease financing receivable	7,112	5,239	35.8%	7,538	7,377
Real estate - mortgage	264,242	226,321	16.8%	242,595	236,594
Real estate - construction	37,403	69,570	-46.2%	60,062	64,389
Installment loans to individuals	82,138	91,356	-10.1%	84,602	85,604
Other	1,258	1126	11.7%	1,125	930

Total loans	$588,589	$579,454	1.6%	$596,114	$597,209

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

ASSET QUALITY DATA	September 30,	September 30,	%	June 30,	March 31,
	2009	2008	Change	2009	2009

Nonaccrual loans	$15,520	$8,112	91.3%	$15,664	$15,713
Loans past due 90 days and over	1,600	1,189	34.6%	791	1,250
Total nonperforming loans	17,120	9,301	84.1%	16,455	16,963
Other real estate owned	758	643	17.9%	829	843
Other foreclosed assets	89	453	-80.4%	203	255
Total nonperforming assets	$17,967	$10,397	72.8%	$17,487	$18,061

Nonperforming assets to total assets	1.90%	1.13%	68.1%	1.89%	1.96%
Nonperforming assets to total loans +
OREO + other foreclosed assets	3.05%	1.79%	70.4%	2.93%	3.02%
ALLL to nonperforming loans	46.82%	67.41%	-30.5%	48.85%	45.99%
ALLL to total loans	1.36%	1.08%	25.9%	1.35%	1.31%

Year-to-date charge-offs	$3,872	$1,872	106.8%	$2,779	$856
Year-to-date recoveries	201	125	60.8%	132	71
Year-to-date net charge-offs	$3,671	$1,747	110.1%	$2,647	$785
Annualized net YTD charge-offs to total loans	0.83%	0.61%	36.7%	0.90%	0.53%

MIDSOUTH BANCORP, INC. AND SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

YIELD ANALYSIS	Three Months Ended			Three Months Ended
	September 30, 2009			September 30, 2008

		Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$99,178	$898	3.62%	$108,346	$1,182	4.36%
Tax-exempt securities	112,670	1,511	5.36%	115,660	1,551	5.36%
Other investments and interest bearing
deposits	7,562	40	2.12%	5,607	45	3.21%
Federal funds sold	24,587	10	0.16%	9,882	49	1.94%
Time deposits in other banks	16,458	56	1.35%	21,640	162	2.98%
Loans	594,050	10,426	6.96%	572,675	11,101	7.71%
Total interest earning assets	854,505	12,941	6.01%	833,810	14,090	6.72%
Noninterest earning assets	80,014			82,818
Total assets	$934,519			$916,628

Interest bearing liabilities:
Deposits	$584,933	$2,014	1.37%	$587,053	3,016	2.04%
Repurchase agreements	50,359	303	2.39%	38,712	210	2.15%
Federal funds purchased	-	-	-	5,738	40	2.73%
Other borrowings	-	-	-	2,758	16	2.31%
Junior subordinated debentures	15,465	249	6.30%	15,465	297	7.51%
Total interest bearing liabilities	650,757	2,566	1.56%	649,726	3,579	2.19%
Noninterest bearing liabilities	187,024			195,135
Shareholders' equity	96,738			71,767
Total liabilities and shareholders' equity	$934,519			$916,628

Net interest income (TE) and margin		$10,375	4.82%		$10,511	5.01%

Net interest spread			4.45%			4.53%

MIDSOUTH BANCORP, INC. AND SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

YIELD ANALYSIS	Nine Months Ended			Nine Months Ended
	September 30, 2009			September 30, 2008

		Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$97,979	$3,046	4.15%	$94,162	$3,182	4.51%
Tax-exempt securities	116,116	4,678	5.37%	110,480	4,482	5.41%
Other investments and interest bearing
deposits	5,539	102	2.46%	6,320	138	2.91%
Federal funds sold	17,418	29	0.22%	37,709	657	2.29%
Time deeposits in other banks	11,895	187	2.10%	15,297	322	2.81%
Loans	596,903	31,119	6.97%	568,510	34,310	8.06%
Total interest earning assets	845,850	39,161	6.19%	832,478	43,091	6.91%
Noninterest earning assets	81,972			83,882
Total assets	$927,822			$916,360

Interest bearing liabilities:
Deposits	$575,418	$6,228	1.45%	$605,152	$11,024	2.43%
Repurchase agreements	41,085	775	2.52%	32,896	587	2.38%
Federal funds purchased	770	5	0.86%	1,941	41	2.78%
Other borrowings	6,183	23	0.50%	1,528	34	2.97%
Junior subordinated debentures	15,465	777	6.63%	15,465	919	7.81%
Total interest bearing liabilities	638,921	7,808	1.63%	656,982	12,605	2.56%
Noninterest bearing liabilities	193,284			187,850
Shareholders' equity	95,617			71,528
Total liabilities and shareholders' equity	$927,822			$916,360

Net interest income (TE) and margin		$31,353	4.96%		$30,486	4.89%

Net interest spread			4.56%			4.35%